Secretary of the State
                              Corporations Section
                            1560 Broadway - Suite 200
                             Denver, Colorado 80202
                               Fax (303) 894-2242



                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
STOCK CHANGE


Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendments to its Articles of Incorporation:

FIRST: The name of the corporation is Startech Environmental Corporation.

SECOND: the following amendment to the Articles of Incorporation was adopted on August__ 1999, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

    No shares have been issued or Directors Elected - Action by Incorporators.
----

    No shares have been issued but Directors Elected - Action by Directors.
----

 X   Such amendment was adopted by the board of directors where shares have been
---- issued and shareholder action was not required.

     Such amendment was adopted by a vote of the shareholders. The number of ---- shares voted for the amendment was sufficient for approval.

THIRD: The Articles of Incorporation are hereby amended by the addition of paragraph seven to Article IV thereof which contains a provision stating the number, designation, relative rights, preferences, and limitations of a series of 2,500,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock, no par value per share, under authority contained in the Articles of Incorporation.

7. The Articles of Incorporation are hereby amended by the addition of paragraph seven to Article IV thereof which contains a provision stating the number, designation, relative rights, preferences, and limitations of a series of 2,500,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock, no par value per share, under authority contained in the Articles of Incorporation, as follows:

(a) Designation. The Series A Cumulative Convertible Redeemable Preferred Stock no par value per share, is hereinafter called the "Convertible Preferred Stock". The shares of the Preferred Stock shall be fully paid and non-accessible.

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(b)  Dividends. The holders of the Convertible Preferred Stock will be entitled to receive, if, when and as declared by the Board of Directors out of funds legally available therefore, cumulative dividends at the rate of 8% per share per annum, payable in additional shares of Convertible Preferred Stock quarterly on the last business day of April, July, October and January of each year, (each a "Dividend Payment Date"), to the holders of record as of a date, not more than 15 days prior to the Dividend Payment Date, as may be fixed by the Board of Directors. Dividends accrue from the fist day of the year in which such dividend may be payable, except with respect to the first annual dividend which shall accrue from the date of issuance of the Convertible Preferred Stock.

     Dividends on the Convertible Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. Accumulated unpaid dividends will not bear interest.

     No Dividends may be paid on any shares of capital stock ranking junior to the Convertible Preferred Stock (including the Common Stock) unless and until all accumulated and unpaid dividends on the Convertible Preferred Stock have been declared and paid in full.

(c) Conversion. At the election of the holder thereof, each share of Convertible Preferred Stock will be convertible into Common Stock at any time on or after four months from the date of issuance and prior to redemption at a conversion rate for each share of Convertible Preferred Stock determined by dividing the Purchase Price per share ($10.00) by 80% of the Market Price per share of Common Stock as of the First Closing Date, subject to a minimum Conversion Price of $4.00 per share and a maximum Conversion Price of $6.00 per share. The conversion rate will be adjusted on the same basis as of the effective date of the first registration statement filed with the Commission relating to the sale of the shares of Common Stock issued upon such conversion (the "Conversion Price"). The Conversion Price is subject to adjustment from time to time in the event of
     (i) the issuance of Common Stock as a dividend or distribution on any class of capitol stock of the Company: (ii) the combination, subdivision or reclassification of the Common Stock; (iii) the distribution to all holders of Common Stock of evidences of the Company's indebtedness or assets (including securities but excluding cash dividends or distributions paid out of earned surplus); (iv) the failure of the Company to pay a dividend on the Convertible Preferred Stock within 30 days of a Dividend Payment Date, which will result in each instance in a reduction of $.25 per share in the Conversion price but not below $3.oo per share; or (v) the sale of Common Stock at a price, or the issuance of options, warrants or convertible securities with an exercise or conversion price per share, less than the lower of the then current Conversion Price or the then current market price of the Common Stock (except upon exercise of options outstanding on the date of this prospectus and options thereafter granted to employees, officers, directors, stockholders or consultants pursuant to

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


     existing stock option plans). No adjustment in the Conversion Price will be required until cumulative adjustments require an adjustment of at least 5% in the Conversion Price. No fractional shares will be issued upon conversion, but any fractions will be adjusted in cash on the basis of the then current fair market value of the Common Stock. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally available funds. The right to convert the Convertible Preferred Stock terminates on the date fixed for redemption.

     In case of any consolidation or merger to which the Company is a party (other than consolidation or merger in which the Company is the surviving party and the Common Stock is not changed or exchanged), or in case of any sale or conveyance of all or substantially all the property and assets of the Company, each share of Convertible Preferred Stock then outstanding will be convertible from and after such merger, consolidation or sale or conveyance of property and assets into the kind and amount of shares of stock or other securities and property receivable as a result of such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock could have been converted immediately prior to such merger, consolidation, sale or conveyance.

(d) Optional Cash Redemption. The Company may, at its option, redeem the Convertible Preferred Stock, in whole but not in part, upon 30 days prior written notice at any time after twelve months from the date of issuance at a redemption price of $12.00 per share, plus accumulated and unpaid dividends, if the Market Price of the Common Stock (as defined below) equals or exceeds $13.00 per share for at least 20 consecutive trading days ending not more than 10 trading days prior to the date of the notice of redemption. The term "Market Price" means the closing bid price as reported by the principal securities exchange on which the Common Stock is listed or admitted to trading or by Nasdaq, or, if not traded thereon, the high bid price as reported by Nasdaq, or, if not quoted thereon, the high bid price on eh OTC Bulletin Board or in the National Quotation Bureau sheet listing for the Common Stock, or, if not listed therein, as determined in good faith by the Board of Directors.

(e) Mandatory Redemption or Conversion. In addition, at the expiration of three years from the date of issuance, the Convertible Preferred Stock will either be redeemed in whole but not in part at $10.00 per share plus all accumulated and unpaid dividends thereon, or automatically converted to Common Stock at a mandatory conversion price which is the lesser of $5.00 per share of common stock or the then current Market Price of the Common Stock.

(f) Optional Cash Redemption. Notice of redemption must be mailed to each holder of Convertible Preferred Stock to be redeemed at his lst address as it appears upon the company's registry books at least 30 days prior to the date fixed for redemption (the "Redemption Date"). On and after the Redemption Date, dividends will cease to accumulate on shares of Convertible Preferred Stock called for redemption.

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


     On or after the Redemption Date, holders of Convertible Preferred Stock which have been redeemed shall surrender their certificates representing such shares to the Company at its principal place of business or as otherwise specified in the notice of redemption or exchange and thereupon either (i) the redemption price of such shares shall be payable to the order of, or (ii) the shares of Common Stock shall be issued to, the person whose name appears on such certificate or certificates as the owner thereof; provided that a holder of Convertible Preferred Stock may elect to cover such shares into Common Stock at any time prior to the Redemption Date.

     From and after the Redemption Date, all rights of the holders of redeemed shares shall cease with respect to such shares and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

(g) Voting Rights. The holders of Convertible Preferred Stock are not entitled to vote, except as set forth below and as provided by applicable law. On matters subject to a vote by holders of Convertible Preferred Stock, the holders are entitled to one vote per share.

     The affirmative vote of at least a majority of the shares of Convertible Preferred Stock, voting as a class, shall be required to authorize, effect or validate the creation and issuance of any class or series of stock ranking superior to or on parity with the Convertible Preferred Stock with respect to the declaration and payment of dividends or distribution of assets on liquidation, dissolution or winding-up. In the event that the Company has the right to redeem the Convertible Preferred Stock, no such vote is required if, prior to the time such class is issued, provision is made for the redemption of all shares of Convertible Preferred Stock and such Convertible Preferred Stock is redeemed on or prior to the issuance of such class.

     In the event that the Company fails to pay any dividends for four consecutive quarterly dividend payment periods, the holders of the Convertible Preferred Stock, voting separately as a class, shall be entitled to elect one director. Such right will be terminated as of the next annual meeting to stockholders of the Company following payment of all accrued dividends.

(h) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders of Common or any stock ranking Junior to Convertible Preferred Stock, the holders of the Convertible Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, a liquidating distribution equal to the redemption price per share, plus any accumulated and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment per share, plus all accumulated and

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


     unpaid dividends on the Convertible Preferred Stock and similar payments on any other class of stock ranking on a parity with the Convertible Preferred Stock upon liquidation, then the holders of Convertible Preferred Stock and such other shares will share ratably in any such distribution of the Company's assets in proportion to the full respective distributive amounts to which they are entitled.

     A consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all the property and assets of the Company will not be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Company for purposes of the foregoing. See "Conversion."

     For a period of three years from the First Closing Date (June 4, 1999) the Company must notify the holders of Convertible Preferred Stock ("Holders") of any subsequent financing needs and the terms on which the Company is willing to enter into any such transaction. Such Holders have thirty days to express their intent to participate and if so, to what extent or not to participate in such transaction. In the event that a Holder declines to participate in such transaction, the Company is free for a period of one year after the date of its notice to the Holders to consummate such transaction or transaction(s) with third parties under terms no more favorable to such third parties as the Company had proposed to the Holders.

The undersigned corporation has caused these Articles of Amendment to the Articles of Incorporation to be signed by a duly authorized officer this 27th day of August, 1999.



                                    STARTECH ENVIRONMENTAL CORPORATION



                                    By: /S/ Joseph F. Longo
                                    -----------------------
                                    Joseph F. Longo, President




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